Exhibit 3.1

ARTICLES OF AMENDMENT TO AMENDED AND RESTATED ARTICLES
INCORPORATION OF AMPLIPHI BIOSCIENCES CORPORATION

(a Washington corporation)

Pursuant to the provisions of the Washington Business Corporation Act, RCW 23B.10.020 and RCW 23B.10.060, the undersigned corporation hereby submits these Articles of Amendment for filing:

FIRST: The name of the corporation is AmpliPhi Biosciences Corporation (the “Corporation”).

SECOND: This amendment to the Corporation’s Amended and Restated Articles of Incorporation (“Amended Articles”) was adopted by the Board of Directors of the Corporation on August 3, 2015;

THIRD: Pursuant to Article 10 of the amended articles, this amendment to the Corporation’s Amended Articles was adopted by (i) the affirmative vote of the holders of a majority of the outstanding shares of the Corporation and (ii) the affirmative vote of the holders of a majority of the outstanding shares of the Corporation’s Common Stock, voting as a class.

FOURTH: Section 4.1 of Article 4 is hereby is hereby amended and restated in its entirety to read as follows:

“4.1 Authorized Capital

The total authorized stock of this corporation shall consist of 670,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share.

On August 7, 2015, at 12:01 a.m. Eastern Time (the “Effective Time”), each fifty (50) shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one share of the Corporation’s Common Stock, automatically and without any action on the part of the respective holders thereof (the “Reverse Stock Split”). No fractional shares shall be issued in the Reverse Stock Split and any fractional shares will be rounded up to the nearest whole share.”

[REST OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, AmpliPhi Biosciences Corporation has caused these Articles of Amendment to be executed by its duly authorized officer on August 3, 2015.

AMPLIPHI BIOSCIENCES CORPORATION

By:	/s/ M. Scott Salka
Name:	M. Scott Salka
Title:	Chief Executive Officer